Exhibit 99.1

GMS REPORTS FIRST QUARTER FISCAL 2025 RESULTS

Company Reports Volume Gains and Resilient Wallboard Pricing Amid Softening End Market Demands and Continued Steel Price Deflation

Announces Acquisition of R.S. Elliott Specialty Supply, Providing a Platform for Further Complementary Products Expansion Across the Southeast

Tucker, Georgia, August 29, 2024. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal first quarter ended July 31, 2024.

First Quarter Fiscal 2025 Highlights

(Comparisons are to the first quarter of fiscal 2024)

•	Net sales of $1.4 billion increased 2.8%; organic net sales decreased 2.2%.

•	Volume growth across all four major product categories, inclusive of acquisitions.

•	U.S. single-family Wallboard organic volume growth of 4.1% helped offset a 2.3% decline in multi-family and essentially flat year-over-year demand in commercial.

•	Net income of $57.2 million, or $1.42 per diluted share, decreased from net income of $86.8 million, or $2.09 per diluted share; Net income margin declined 220 basis points to 4.0%.

•	Adjusted net income of $77.6 million, or $1.93 per diluted share, decreased from $103.2 million, or $2.49 per diluted share.

•	Adjusted EBITDA of $145.9 million decreased $27.4 million, or 15.8%; Adjusted EBITDA margin was 10.1%, compared to 12.3%.

•	Cash provided by operating activities and free cash flow was a use of $22.9 million and a use of $31.9 million, respectively, compared to cash provided by operating activities of $6.6 million and a use from free cash flow of $6.9 million in the prior year period; Net debt leverage was 2.1 times at the end of the quarter, up from 1.5 times a year ago.

•	Completed the acquisitions of Howard & Son Building Materials, Inc. and Yvon Building Supply and affiliates. Subsequent to the end of the quarter, acquired R.S. Elliott Specialty Supply (“R.S. Elliott”).

“During our first quarter of fiscal 2025, the GMS team delivered net sales of $1.4 billion, net income of $57.2 million and Adjusted EBITDA of $145.9 million amid what has quickly become a more challenging market environment,” said John C. Turner, Jr., President and CEO of GMS. “We realized volume growth and improved or resilient pricing in most of our major product lines. Nevertheless, steel price deflation partially offset these results, and economic tightening resulted in weaker than expected activity levels across all of our end markets for the quarter, notably in commercial and multi-family, particularly in July.”

“Despite current market pressure, we continued to focus on the execution of our strategic pillars and adapting to shifting end market demand, and are managing costs more firmly across the business. In addition to our recently closed acquisition of Yvon, we are pleased to announce the acquisition of R.S. Elliott, which is another meaningful transaction in the Complementary Products space. With five locations across Florida, R.S. Elliott is a leading distributor of stucco, exterior insulation and finishing systems (“EIFS”) and other exterior finishing and cladding products in that state. This transaction marks an important advancement of our strategy to expand our platform to better serve our customers and grow our Complementary Product offerings, particularly within one of our key focus areas, EIFS and Stucco. Distinguished for their customer service and industry expertise, I am pleased to welcome the R.S. Elliott team to GMS.”

Turner continued, “We believe the market pressures we faced this quarter will likely persist over the next several quarters, at least until the expected reduction in interest rates can positively impact demand for our products. As such, we are taking decisive action at this time to implement a $25 million annualized cost reduction program, made possible by prior investments in technology and efficiency optimization.”

“In spite of near-term headwinds, we remain confident in our model, the resilience of pricing for our major product categories outside of Steel, and our ability to execute and capture the evident growth opportunities ahead, particularly with an improved interest rate environment. Our substantial scale and breadth across the U.S. and Canada, our solid balance sheet and the expectation for significant free cash flow generation provide exceptional operational stability and a foundation for long-term shareholder value.”

First Quarter Fiscal 2025 Results

(Comparisons are to the first quarter of fiscal 2024 unless otherwise noted)

Net sales for the first quarter of fiscal 2025 of $1.4 billion increased 2.8%. Contributions from recent acquisitions, which helped drive volume growth across all four major product categories, and otherwise resilient or improved product pricing were markedly offset by year-over-year price deflation in Steel Framing, which reduced net sales by approximately $40 million for the quarter. Notably, in Wallboard, price increases were realized during the quarter and were up sequentially from our fiscal fourth quarter. With a mix shift toward single-family construction and lower priced board, however, average unit pricing for the category was roughly flat versus prior year, consistent with previously communicated expectations.

Organic net sales were down 2.2%, primarily impacted by price deflation in Steel Framing together with soft Canadian single-family residential activity, which resulted in a year-over-year decline in Complementary Product sales, particularly in roofing and lumber.

Year-over-year quarterly sales changes by product category were as follows:

• Wallboard sales of $587.9 million increased 2.9% (up 1.1% on an organic basis).

• Ceilings sales of $207.2 million increased 18.2% (up 5.7% on an organic basis).

• Steel Framing sales of $209.9 million decreased 11.4% (down 15.3% on an organic basis).

• Complementary Product sales of $443.5 million increased 4.1% (down 2.7% on an organic basis).

Gross profit of $451.6 million increased $1.0 million, or 0.2%. Gross margin was 31.2%, down 80 basis points as compared to 32.0% a year ago, primarily due to the mix impacts of Steel price deflation, price/cost dynamics in Wallboard, and a shift from commercial and multi-family to single-family Wallboard deliveries, all of which were more pronounced than expected.

Selling, general and administrative (“SG&A”) expenses were $315.2 million for the quarter, up from $286.8 million. Of the $28.4 million year-over-year difference, approximately $16 million related to recent acquisitions. The remainder of the variance was primarily due to inflationary and activity-based employee compensation and warehouse costs.

SG&A expense as a percentage of net sales increased 150 basis points to 21.8% for the quarter, compared to 20.3%. Operating cost inflation and activity-based increases impacted SG&A leverage by approximately 85 basis points while steel price deflation contributed approximately 55 basis points of deleverage. Costs associated with recent acquisitions and greenfield openings negatively impacted SG&A leverage by an estimated 10 basis points. Adjusted SG&A expense as a percentage of net sales of 21.2% also increased 140 basis points from 19.8%.

Inclusive of a $3.3 million, or 17.4%, increase in interest expense, and a $3.2 million prior year one-time tax benefit, net income decreased 34.1% to $57.2 million, or $1.42 per diluted share, compared to net income of $86.8 million, or $2.09 per diluted share. Net income margin declined 220 basis points from 6.2% to 4.0%.

Adjusted EBITDA decreased $27.4 million, or 15.8%, to $145.9 million compared to the prior year quarter. Adjusted EBITDA margin was 10.1%, compared with 12.3% for the first quarter of fiscal 2024.

New Presentation for Adjusted Net Income

Please note, to make the Company’s financial presentation more consistent with other public building products companies, beginning in the first quarter of fiscal 2025, we are now including adjustments for all non-cash amortization expense related to acquisitions. Past practice included non-cash amortization and depreciation for only certain transactions.

Using the new methodology, Adjusted net income was $77.6 million, or $1.93 per diluted share, for the first quarter of fiscal 2025, compared to $103.2 million, or $2.49 per diluted share. The normalized cash tax rate of 26.0% was consistent with previously communicated expectations for fiscal 2025.

The tables included herein provide both the legacy and new presentations for reference.

Balance Sheet, Liquidity and Cash Flow

As of July 31, 2024, the Company had cash on hand of $53.2 million, total debt of $1.4 billion and $565.3 million of available liquidity under its revolving credit facilities. Net debt leverage was 2.1 times as of the end of the quarter, up from 1.5 times at the end of the first quarter of fiscal 2024.

For the first quarter of fiscal 2025, which seasonally represents the highest use of cash for the Company, cash used by operating activities was $22.9 million, compared to a $6.6 million source of cash in the prior year period. Free cash flow was a use of $31.9 million for the quarter ended July 31, 2024, compared to a use of $6.9 million for the quarter ended July 31, 2023.

Share Repurchases

During the quarter, the Company repurchased 538,078 shares of common stock for $46.2 million. As of July 31, 2024, the Company had $154.3 million of share repurchase authorization remaining.

Platform Expansion Activities, Including Subsequent Event: Purchase of R.S. Elliott Specialty Supply

During the first quarter of fiscal 2025, the Company continued the execution of its platform expansion strategy with the closing of its previously announced acquisition of Yvon Building Supply and affiliates, representing a strategic expansion to the Company’s presence in the Ontario, Canada market.

Also, after the end of the quarter, on August 26, 2024, the Company successfully acquired R.S. Elliott Specialty Supply, a leading distributor of exterior building products within the state of Florida.

Headquartered in Orlando, R.S. Elliott is a leading regional distributor of stucco, plaster, siding, EIFS and related construction supplies servicing markets across Florida from five locations in Orlando, Wildwood, Tampa, West Palm Beach and Jacksonville.

For the twelve months ended June 2024, R.S. Elliott generated net revenues of approximately $70 million with EBITDA margins that are expected to be nicely accretive to GMS and to the Company’s Complementary business.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the first quarter of fiscal 2025 ended July 31, 2024 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, August 29, 2024. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through March 29, 2024 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13748110.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates approximately 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, end market mix, backlog, pricing, volumes, the demand for the Company’s products, including Complementary Products, the Company’s strategic priorities and the results thereof, stockholder value, performance, growth, and results thereof, and future share repurchases contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of August 29, 2024. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 29, 2024.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2024	2023
Net sales	$1,448,456	$1,409,600
Cost of sales (exclusive of depreciation and amortization shown separately below)	996,893	959,046
Gross profit	451,563	450,554
Operating expenses:
Selling, general and administrative	315,152	286,796
Depreciation and amortization	38,032	32,018
Total operating expenses	353,184	318,814
Operating income	98,379	131,740
Other (expense) income:
Interest expense	(22,213)	(18,914)
Write-off of debt discount and deferred financing fees	—	(1,401)
Other income, net	2,028	2,139
Total other expense, net	(20,185)	(18,176)
Income before taxes	78,194	113,564
Provision for income taxes	20,946	26,734
Net income	$57,248	$86,830
Weighted average common shares outstanding:
Basic	39,542	40,749
Diluted	40,226	41,477
Net income per common share:
Basic	$1.45	$2.13
Diluted	$1.42	$2.09

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	July 31, 2024	April 30, 2024
Assets
Current assets:
Cash and cash equivalents	$53,172	$166,148
Trade accounts and notes receivable, net of allowances of $16,924 and $16,930, respectively	929,508	849,993
Inventories, net	607,403	580,830
Prepaid expenses and other current assets	43,183	42,352
Total current assets	1,633,266	1,639,323
Property and equipment, net of accumulated depreciation of $320,106 and $309,850, respectively	490,713	472,257
Operating lease right-of-use assets	288,335	251,207
Goodwill	890,699	853,767
Intangible assets, net	553,341	502,688
Deferred income taxes	22,591	21,890
Other assets	14,357	18,708
Total assets	$3,893,302	$3,759,840
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$420,288	$420,237
Accrued compensation and employee benefits	59,451	125,610
Other accrued expenses and current liabilities	122,346	111,204
Current portion of long-term debt	53,743	50,849
Current portion of operating lease liabilities	52,372	49,150
Total current liabilities	708,200	757,050
Non-current liabilities:
Long-term debt, less current portion	1,326,695	1,229,726
Long-term operating lease liabilities	241,041	204,865
Deferred income taxes, net	80,403	62,698
Other liabilities	66,660	44,980
Total liabilities	2,422,999	2,299,319
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 39,282 and 39,754 shares issued and outstanding as of July 31, 2024 and April 30, 2024, respectively	393	397
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of July 31, 2024 and April 30, 2024	—	—
Additional paid-in capital	295,431	334,596
Retained earnings	1,214,295	1,157,047
Accumulated other comprehensive loss	(39,816)	(31,519)
Total stockholders' equity	1,470,303	1,460,521
Total liabilities and stockholders' equity	$3,893,302	$3,759,840

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended July 31,
	2024	2023
Cash flows from operating activities:
Net income	$57,248	$86,830
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,032	32,018
Write-off and amortization of debt discount and debt issuance costs	448	2,077
Equity-based compensation	4,343	5,002
Loss (gain) on disposal and impairment of assets	858	(131)
Deferred income taxes	(1,681)	(2,587)
Other items, net	2,288	820
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(36,373)	(38,244)
Inventories	(20,640)	(1,359)
Prepaid expenses and other assets	(3,320)	(19,331)
Accounts payable	(10,644)	(28,280)
Accrued compensation and employee benefits	(66,124)	(64,038)
Other accrued expenses and liabilities	12,626	33,870
Cash (used in) provided by operating activities	(22,939)	6,647
Cash flows from investing activities:
Purchases of property and equipment	(8,976)	(13,538)
Proceeds from sale of assets	1,218	982
Acquisition of businesses, net of cash acquired	(118,461)	(38,976)
Cash used in investing activities	(126,219)	(51,532)
Cash flows from financing activities:
Repayments on revolving credit facility	(378,641)	(187,784)
Borrowings from revolving credit facility	468,864	190,673
Payments of principal on long-term debt	(1,247)	—
Borrowings from term loan amendment	—	288,266
Repayments from term loan amendment	—	(287,768)
Payments of principal on finance lease obligations	(10,839)	(9,793)
Repurchases of common stock	(46,609)	(30,784)
Payment for debt issuance costs	—	(5,825)
Proceeds from exercises of stock options	555	1,248
Proceeds from issuance of stock pursuant to employee stock purchase plan	3,207	2,664
Cash provided by (used in) financing activities	35,290	(39,103)
Effect of exchange rates on cash and cash equivalents	892	692
Decrease in cash and cash equivalents	(112,976)	(83,296)
Cash and cash equivalents, beginning of period	166,148	164,745
Cash and cash equivalents, end of period	$53,172	$81,449
Supplemental cash flow disclosures:
Cash paid for income taxes	$2,881	$3,167
Cash paid for interest	26,730	21,853

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended
	July 31, 2024	% of Total	July 31, 2023	% of Total
Wallboard	$587,929	40.6%	$571,425	40.5%
Ceilings	207,156	14.3%	175,205	12.4%
Steel framing	209,858	14.5%	236,760	16.8%
Complementary products	443,513	30.6%	426,210	30.2%
Total net sales	$1,448,456		$1,409,600

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended July 31,			Three Months Ended July 31,
	2024	2023	Change	2024	2023	Change
Wallboard	$587.9	$571.4	2.9%	$577.4	$571.4	1.1%
Ceilings	207.2	175.2	18.2%	185.2	175.2	5.7%
Steel framing	209.9	236.8	(11.4)%	200.5	236.8	(15.3)%
Complementary products	443.5	426.2	4.1%	414.9	426.2	(2.7)%
Total net sales	$1,448.5	$1,409.6	2.8%	$1,378.0	$1,409.6	(2.2)%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended July 31,			Three Months Ended July 31,
	2024	2023	Change	2024	2023	Change
Wallboard	$9.2	$8.9	2.9%	$9.0	$8.9	1.1%
Ceilings	3.2	2.7	18.2%	2.9	2.7	5.7%
Steel framing	3.3	3.7	(11.4)%	3.1	3.7	(15.3)%
Complementary products	6.9	6.7	4.1%	6.5	6.7	(2.7)%
Total net sales	$22.6	$22.0	2.8%	$21.5	$22.0	(2.2)%

	Per Day Organic Growth
	Three Months Ended July 31, 2024
	Volume	Price/Mix/Fx
Wallboard	0.9%	0.2%
Ceilings	1.1%	4.6%
Steel framing	(0.6)%	(14.7)%

(a) Given the wide breadth of offerings and units of measure in Complementary Products, detailed price vs volume reporting is not available at a consolidated level.

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2024	2023
Net income	$57,248	$86,830
Interest expense	22,213	18,914
Write-off of debt discount and deferred financing fees	—	1,401
Interest income	(370)	(474)
Provision for income taxes	20,946	26,734
Depreciation expense	19,228	16,327
Amortization expense	18,804	15,691
EBITDA	$138,069	$165,423
Stock appreciation expense(a)	243	1,218
Redeemable noncontrolling interests and deferred compensation(b)	422	480
Equity-based compensation(c)	3,678	3,304
Severance and other permitted costs(d)	956	406
Transaction costs (acquisitions and other)(e)	1,280	1,385
Loss (gain) on disposal of assets(f)	858	(131)
Effects of fair value adjustments to inventory(g)	375	302
Debt transaction costs(h)	—	911
EBITDA adjustments	7,812	7,875
Adjusted EBITDA	$145,881	$173,298

Net sales	$1,448,456	$1,409,600
Adjusted EBITDA Margin	10.1%	12.3%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By (Used In) Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2024	2023
Cash provided by (used in) operating activities	$(22,939)	$6,647
Purchases of property and equipment	(8,976)	(13,538)
Free cash flow (a)	$(31,915)	$(6,891)

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2024	2023
Selling, general and administrative expense	$315,152	$286,796

Adjustments
Stock appreciation expense(a)	(243)	(1,218)
Redeemable noncontrolling interests and deferred compensation(b)	(422)	(480)
Equity-based compensation(c)	(3,678)	(3,304)
Severance and other permitted costs(d)	(956)	(406)
Transaction costs (acquisitions and other)(e)	(1,280)	(1,385)
(Loss) gain on disposal of assets(f)	(858)	131
Debt transaction costs(g)	—	(911)
Adjusted SG&A	$307,715	$279,223

Net sales	$1,448,456	$1,409,600
Adjusted SG&A margin	21.2%	19.8%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

Legacy Presentation

	Three Months Ended
	July 31,
	2024	2023
Income before taxes	$78,194	$113,564
EBITDA adjustments	7,812	7,875
Write-off of debt discount and deferred financing fees	—	1,401
Acquisition accounting depreciation and amortization (1)	14,157	10,915
Adjusted pre-tax income	100,163	133,755
Adjusted income tax expense	26,042	34,108
Adjusted net income	$74,121	$99,647
Effective tax rate (2)	26.0%	25.5%

Weighted average shares outstanding:
Basic	39,542	40,749
Diluted	40,226	41,477
Adjusted net income per share:
Basic	$1.87	$2.45
Diluted	$1.84	$2.40

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material, Ames Taping Tools, Kamco Supply Corporation and Yvon Building Supplies.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

New Presentation

	Three Months Ended
	July 31,
	2024	2023
Income before taxes	$78,194	$113,564
EBITDA adjustments	7,812	7,875
Write-off of debt discount and deferred financing fees	—	1,401
Amortization expense (1)	18,804	15,691
Adjusted pre-tax income	104,810	138,531
Adjusted income tax expense	27,251	35,325
Adjusted net income	$77,559	$103,206
Effective tax rate (2)	26.0%	25.5%

Weighted average shares outstanding:
Basic	39,542	40,749
Diluted	40,226	41,477
Adjusted net income per share:
Basic	$1.96	$2.53
Diluted	$1.93	$2.49

(1)	Represents all non-cash amortization resulting from business combinations. To make the financial presentation more consistent with other public building products companies, beginning in the first quarter 2025 we are now including an adjustment for all non-cash amortization expense related to acquisitions, as opposed to non-cash amortization and depreciation for select acquisitions.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

Historical New Presentation

	Three Months Ended
	July 31,	October 31,	January 31,	April 30,
	2023	2023	2024	2024
Income before taxes	$113,564	$108,162	$69,373	$83,067
EBITDA adjustments	7,875	8,009	7,437	8,823
Write-off of discount and deferred financing fees	1,401	—	—	674
Amortization expense (1)	15,691	15,974	15,528	16,963
Adjusted pre-tax income	138,531	132,145	92,338	109,527
Adjusted income tax expense	35,325	33,697	23,546	27,929
Adjusted net income	$103,206	$98,448	$68,792	$81,598
Effective tax rate (2)	25.5%	25.5%	25.5%	25.5%

Weighted average shares outstanding:
Basic	40,749	40,466	39,864	39,830
Diluted	41,477	41,088	40,512	40,539
Adjusted net income per share:
Basic	$2.53	$2.43	$1.73	$2.05
Diluted	$2.49	$2.40	$1.70	$2.01

(1)	Represents all non-cash amortization resulting from business combinations.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.

GMS Inc.

Reconciliation of Net Income to Pro Forma Adjusted EBITDA (Unaudited)

(in thousands)

	Last Twelve Months Ended
	July 31,
	2024	2023
Net income	$246,497	$330,351
Interest expense	78,760	70,096
Write-off of debt discount and deferred financing fees	674	1,401
Interest income	(1,650)	(1,705)
Provision for income taxes	92,299	109,216
Depreciation expense	72,107	62,511
Amortization expense	67,269	63,974
EBITDA	$555,956	$635,844
Stock appreciation expense(a)	4,416	6,577
Redeemable noncontrolling interests and deferred compensation(b)	1,369	1,163
Equity-based compensation(c)	15,992	13,389
Severance and other permitted costs(d)	3,178	2,842
Transaction costs (acquisitions and other)(e)	4,751	2,960
Loss (gain) on disposal of assets(f)	260	(1,260)
Effects of fair value adjustments to inventory(g)	1,706	1,381
Debt transaction costs(h)	409	1,084
EBITDA adjustments	32,081	28,136
Adjusted EBITDA	588,037	663,980
Contributions from acquisitions(i)	35,211	13,583
Pro Forma Adjusted EBITDA	$623,248	$677,563

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

(i)	Represents the pro forma impact of earnings from acquisitions from the beginning of the last twelve month period to the date of acquisition, including synergies.